UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): November 12, 2026 (November 6, 2026)
Rocket Companies, Inc.
(Exact name of registrant as specified in its charter)
Delaware	001-39432	84-4946470
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)	1050 Woodward Avenue
Detroit, MI 48226
(Address of principal executive offices) (Zip Code)
(313) 373-7990
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.00001 per share	RKT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 6, 2026, Bill Emerson, a Class I Director, provided notice of his resignation from the board of directors (the “Board”) of Rocket Companies, Inc. (the “Company”) effective immediately on such date. Mr. Emerson’s decision to resign was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices, but rather to focus on his role on the board of a 501(c)(4) social welfare organization. The nonprofit will redevelop, own and operate Detroit’s Renaissance Center and the surrounding east riverfront district.
On November 10, 2026, the Board, upon the recommendation of its Nominating and Governance Committee, appointed Adam Blitzer as a Class I director, effective November 16, 2026, to fill the vacancy created by Mr. Emerson’s departure. Mr. Blitzer’s term will expire at the Company’s 2027 annual meeting of stockholders, or upon his earlier death, resignation, retirement, disqualification, or removal.
Mr. Blitzer currently serves as Chief Operating Officer of Datadog, Inc. (“Datadog”) (NASDAQ: DDOG), whose technology helps companies around the world monitor, secure and improve the performance of their cloud and Artificial Intelligence (AI) applications, a role he has held since May 2021. Prior to joining Datadog, Mr. Blitzer co-founded Pardot in 2007, a marketing automation company, and helped grow the business through its acquisition by ExactTarget and subsequent integration into Salesforce. Mr. Blitzer spent eight years at Salesforce where he held senior leadership positions, including Executive Vice President and General Manager of Digital, overseeing Marketing Cloud, Commerce Cloud and Experience Cloud.

The Board has determined that Mr. Blitzer meets all of the applicable standards of independence for members of the Board established by (i) the laws, rules and regulations of the Securities and Exchange Commission and (ii) the listing standards of the New York Stock Exchange. The Board determined that Mr. Blitzer is independent and free of any material relationship with the Company or any of the Company’s subsidiaries, other than through his service as a director of the Company.
Neither Mr. Blitzer nor any of his immediate family members has had (or proposes to have) a direct or indirect interest in a transaction in which the Company or any of the Company’s subsidiaries was (or is to be) a participant, that would be required to be disclosed under Item 404(a) of SEC Regulation S-K.
In connection with his election as a non-affiliate director of the Company, Mr. Blitzer will receive an annual cash retainer of $75,000, prorated for partial years of service. On his appointment date, Mr. Blitzer will also receive a grant of restricted stock units (“RSUs”) with an initial grant value equal to $215,000, subject to vesting after one year. Thereafter, Mr. Blitzer will be eligible to receive annual equity grants at each annual meeting of stockholders as determined by the Board for non-affiliate director compensation from time to time, provided that at the first annual meeting following appointment, Mr. Blitzer will receive a prorated amount to reflect the period of time between his appointment date and the annual meeting. The RSUs will be subject to the terms and conditions of the Company’s Omnibus Incentive Plan and an award agreement substantially in the form of the publicly filed Director RSU Agreement. Mr. Blitzer will enter into an indemnification agreement with the Company in the same form that the Company has entered into with its other directors. There are no other arrangements or understandings between Mr. Blitzer and any other person pursuant to which Mr. Blitzer was selected as a director.
Item 7.01.    Regulation FD Disclosure.
On November 12, 2026, the Company issued a press release announcing the appointment of Mr. Blitzer as an independent director to the Board. A copy of that press release is furnished as Exhibit 99.1 of this Current Report and incorporated herein by reference.
The information furnished pursuant to Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.
Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release of the Company dated November 12, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: November 12, 2026

ROCKET COMPANIES, INC.

By:	/s/ Noah Edwards
Name:	Noah Edwards
Title:	Chief Accounting Officer